Filed Pursuant to Rule 433
Registration No. 333-149368
March 10, 2009
PRICING TERM SHEET
6.150% Senior Notes due 2019

Issuer:	Halliburton Company

Security:	6.150% Senior Notes due 2019

Size:	$1,000,000,000

Maturity Date:	September 15, 2019

Coupon:	6.150%

Interest Payment Dates:	March 15 and September 15, commencing
September 15, 2009

Price to Public:	99.656%

Benchmark Treasury:	2.750% due February 15, 2019

Benchmark Treasury Yield:	2.995%

Spread to Benchmark Treasury:	+ 320 bp

Yield:	6.195%

Make-Whole Call:	At any time at the greater of par or a
discount rate of Treasury plus 50 basis
points

Expected Settlement Date:	March 13, 2009

CUSIP:	406216 AX9

Anticipated Ratings	A2 (stable) / A (stable) /A- (Stable)
(Moody’s/S&P/Fitch):

Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche
Bank Securities Inc., HSBC Securities
(USA) Inc. and Greenwich Capital
Markets, Inc.

Co-Managers:	Credit Suisse Securities (USA) LLC, J.P.
Morgan Securities Inc., Mitsubishi UFJ
Securities International plc, Banc of
America Securities LLC, Goldman, Sachs &
Co., Morgan Stanley & Co. Incorporated,
UBS Securities LLC, DnB Nor Markets,
Inc., Lloyds TSB Bank plc, Scotia
Capital (USA) Inc., and Standard
Chartered Bank

7.450% Senior Notes due 2039

Issuer:	Halliburton Company

Security:	7.450% Senior Notes due 2039

Size:	$1,000,000,000

Maturity Date:	September 15, 2039

Coupon:	7.450%

Interest Payment Dates:	March 15 and September 15, commencing
September 15, 2009

Price to Public:	99.486%

Benchmark Treasury:	4.500% due May 15, 2038

Benchmark Treasury Yield:	3.743%

Spread to Benchmark Treasury:	+ 375 bp

Yield:	7.493%

Make-Whole Call:	At any time at the greater of par or a
discount rate of Treasury plus 50 basis
points

Expected Settlement Date:	March 13, 2009

CUSIP:	406216 AY7

Anticipated Ratings	A2 (stable) / A (stable) /A- (Stable)
(Moody’s/S&P/Fitch):

Joint Book-Running Managers:	Citigroup Global Markets Inc., Deutsche
Bank Securities Inc., HSBC Securities
(USA) Inc. and Greenwich Capital
Markets, Inc.

Co-Managers:	Credit Suisse Securities (USA) LLC, J.P.
Morgan Securities Inc., Mitsubishi UFJ
Securities International plc, Banc of
America Securities LLC, Goldman, Sachs &
Co., Morgan Stanley & Co. Incorporated,
UBS Securities LLC, DnB Nor Markets,
Inc., Lloyds TSB Bank plc, Scotia
Capital (USA) Inc., and Standard
Chartered Bank
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.